Exhibit 11
NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
Computation of Net Profit (Loss) Per Share
                                                (In thousands, except
                                                  per share amounts)
                                                  Nine months ended
                                                     September 30,
                                                -------------------------
             PRIMARY                               1996         1997
                                                ------------ ------------
Net (loss)                                         ($7,523)     ($5,178)
  Less: reduction of interest expense or
  interest earned attributable  to utilization
  of assumed proceeds from exercise of options
  and warrants in excess of amounts required
  to repurchase 20% of the outstanding common
  stock at average market price                          -            -
                                                -----------  ------------
  ADJUSTED NET (LOSS)                              ($7,523)     ($5,178)
                                                ============ ============

Weighted average number of shares outstanding.      98,060      121,490
  Add: common equivalent shares (determined
  using the "Treasury Stock" method)
  representing shares issuable  upon
  assumed exercise of options and warrants
  in excess of average market price                  1,168          917

Shares issuable upon conversion
of Series B preferred shares                             -            -
                                                ------------ ------------
  SHARES USED FOR COMPUTATION                       99,228      122,407
                                                ============ ============

  PRIMARY NET (LOSS) PER SHARE                      ($0.08)      ($0.04)
                                                ============ ============

          FULLY DILUTED
Net(loss)                                          ($7,523)     ($5,178)
  Less: reduction of interest expense or
  interest earned attributable  to utilization
  of assumed proceeds from exercise of options
  and warrants in excess of amounts required
  to repurchase 20% of the outstanding common
  stock at year-end market price if greater
  than average market price                              -            -
                                                ------------ ------------
  ADJUSTED NET (LOSS)                              ($7,523)     ($5,178)
                                                ============ ============

Weighted average number of shares outstanding.      98,060      121,490
  Add: common equivalent shares (determined
  using the "Treasury Stock" method)
  representing shares issuable  upon assumed
  exercise of options and warrants in excess
  of year-end market price if greater than
  average market price                               1,168        2,186

Shares issuable upon conversion
of Series B preferred shares                             -            -
                                                ------------ ------------
  SHARES USED FOR COMPUTATION                       99,228      123,676
                                                ============ ============

FULLY DILUTED NET (LOSS) PER SHARE                  ($0.08)      ($0.04)
                                                ============ ============

The above per share data are not reported on the statement of operations because such data is anti-dilutive.
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